Exhibit 10.2

Gyrodyne Company of America, Inc.

1 Flowerfield, Suite 24

St. James, New York 11780

May 15, 2013

Mr. Gary J. Fitlin

36 East Mall Drive

Melville, New York 11747

Dear Mr. Fitlin:

This letter agreement (the “Agreement”) sets forth the terms by which Gary J. Fitlin (referred to herein as “you,” “your”) agrees to continue to render services to Gyrodyne Company of America, Inc. (“Gyrodyne” or the “Company”).

1.            Term of Agreement. The Company shall employ you, and you shall serve the Company, pursuant to the terms and conditions set forth in this Agreement, which shall commence effective April 1, 2013 (the “Effective Date”), and continuing until your employment ceases as provided for herein in Section “4” (the “Term”).

2.            Position and Duties. Gyrodyne will continue to employ you as Senior Vice President and Chief Financial Officer (“CFO”) on a full-time basis and you shall report to the Board of Directors (the “Board”). In such capacity, you will continue to be primarily responsible for managing the financial affairs of the Company, including without limitation, financial planning and record-keeping, financial reporting to upper management, and performing such other duties as assigned to you by the Board, or its duly appointed designee, and which are customarily performed by persons at your level. You shall generally perform the foregoing services from Gyrodyne’s St. James location during normal business hours, however, your duties may require that you be available for reasonably requested travel to off-site locations.

Throughout your employment, you agree to use your reasonable best efforts to carry out your duties and responsibilities and, consistent with the other provisions of this Agreement, to devote all of your business time, attention, and energy thereto. In performing your duties, services, and responsibilities for Gyrodyne, you shall fully comply with the policies and procedures of Gyrodyne, which may be established by Gyrodyne from time to time (including, without limitation, any code of conduct, policies prohibiting unlawful harassment or discrimination, policies prohibiting the use or disclosure of confidential information, or other impermissible employment practices) and shall not engage in any other business, profession, occupation, or activity for compensation or otherwise that would interfere with your performance of services under the Agreement.

3.            Compensation and Related Matters.

a.     Base Salary. Your annual base salary shall be Two Hundred Fifty Thousand Dollars and Zero Cents ($250,000.00) payable weekly in accordance with Gyrodyne’s normal payroll practices (“Base Salary”) as may be changed or modified from time to time, and subject to all legally required or customary withholdings.

b.     Bonus. You shall be entitled to receive a bonus in the amount of One Hundred Twenty-Five Thousand Dollars and Zero Cents ($125,000.00) (“Bonus”), provided you are employed by Gyrodyne as of the effective date of a “Change of Control” as defined herein (“Vesting Date”).  Subject to Sections 4(d) and (e), such payment shall be made in a single lump-sum within thirty (30) days after the Vesting Date. For purposes of this Agreement, “Change in Control” shall mean the first to occur of either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as each of such terms is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and its corresponding regulations (“Section 409A”).

c.     Discretionary Bonus. You shall be entitled to receive, at the Company’s sole and absolute discretion, a discretionary bonus as determined and approved by the Board based upon the profitability and/or performance of the Company in any given calendar year during your employment with Gyrodyne (“Discretionary Bonus”). Except as otherwise provided herein, you must be employed by the Company on the day such Discretionary Bonus, if any, is payable to be eligible to receive such payment.

d.     Benefits. You shall be entitled to participate in such insurance plans and employee benefit plans on terms no less favorable than those made available to other senior executive officers of the Company, including but not limited to, pension, health, life, accident and other benefit or insurance plans, subject to the eligibility requirements to participate, enrollment intervals, and other terms and conditions set forth in such plans.

e.     Paid Time Off. You shall be entitled to four (4) weeks paid vacation per calendar year during the Term, which shall accrue at a rate of .385 vacation days per calendar week of employment. You shall also be entitled to paid holidays and sick days in accordance with Gyrodyne policy. Unused accrued vacation and/or sick time remaining at the end of any calendar year during the Term may not be carried forward into successive calendar years and shall be forfeited; provided, however, that you may carry over unused accrued vacation time from 2012 into 2013, and you shall receive payment for any such time that is not used by April 30, 2013.

f.     Expense Reimbursement. Gyrodyne shall reimburse you for reasonable and customary expenses that you incur in the performance of services under this Agreement, provided you provide appropriate documentation and/or receipts satisfactory to the Company.

4.            Termination of Employment.

a.     Notwithstanding anything in this Agreement to the contrary, Gyrodyne shall have the right to terminate this Agreement and your employment hereunder at any time, with or without “Cause” as defined herein.

b.     Should Gyrodyne terminate this Agreement and your employment hereunder for “Cause,” you shall be paid the pro rata share of your Base Salary through the date of termination, and any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. For purposes of this Agreement, “Cause” shall mean:

(i)

Your conviction of (or pleading nolo contendere to) (A) a felony of any kind or (B) any other crime (whether it is a felony or not) (I) involving either securities fraud, theft, or moral turpitude or (II) which is materially injurious to the Company or its reputation;

(ii)	Your willful breach, habitual neglect, gross neglect or dereliction of your duties under this Agreement;
(iii)

Your material misconduct with regard to the Company, including, but not limited to, your material failure to comply with the Company’s material written rules and policies (or applicable securities laws);

(iv)

Your failure to follow in good faith the reasonable lawful direction of the Board (or any committee thereof), or your refusal or repeated failure to substantially perform your duties and obligations under this Agreement;

(v)	Any intentional misconduct that is materially detrimental to the reputation of the Company or the Company’s results of operations, financial condition, or business;
(vi)

Any act by you of sexual harassment (or your creating a hostile work environment) or any other activity by you prohibited by State, local and/or Federal law with respect to discrimination based on age, sex, race, religion or national origin;

(vii)	Any other material breach of this Agreement; and/or
(viii)	Your death or “Disability.”

For purposes of this Agreement, “Disability” shall mean your inability to perform substantially and continuously the duties assigned to you for a period in excess of sixty (60) consecutive days or ninety (90) non-consecutive days in any twelve-month period; your Disability shall be deemed to have occurred on the 60th or 90th day as the case may be.

c.     Notwithstanding the foregoing to the contrary, with respect to termination for “Cause” pursuant to any of Section 4(b)(ii), (iii), (iv), (v) or (vii) above, if the acts or neglect by you can be cured, the Company shall provide written notice to you of such acts or neglect (describing them in reasonable detail) and a reasonable opportunity to cure such acts or neglect prior to the Company exercising the right to discharge you for Cause (“Notice to Cure”).  With the exception of any unusual circumstances or habitual failures with respect to which Notice of Cure has already been given on a prior instance and with respect to which a final warning has been given, Notice to Cure shall not be less than five (5) business days.

d.     Gyrodyne shall have the option to terminate this Agreement and your employment hereunder without “Cause,” provided that Gyrodyne provides you with at least sixty (60) days prior written notice of such termination (the “Notice of Termination”). In such event, you shall be paid the pro rata share of your Base Salary through the date of termination, an amount equal to the Bonus, and any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. Notwithstanding the foregoing, Gyrodyne shall have the right, in its sole and absolute discretion, to terminate your employment on a date earlier than that provided in the Notice of Termination; provided that so long as such termination is not for “Cause,” you shall be paid (i) the pro rata share of your Base Salary through the expiration of the sixty (60)-day period following issuance of the Notice of Termination by Gyrodyne, (ii) an amount equal to the Bonus, and (iii) any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. Notwithstanding the foregoing, should the Company terminate this Agreement and your employment hereunder without Cause, and provided you execute a separation agreement and general release in the form provided by, and acceptable to, Gyrodyne, you shall also be entitled to receive severance pay equal to your Base Salary for six (6) months from the date of termination of your employment (the “Severance Payments”). The Severance Payments shall be payable in installments in accordance with the Company’s then-existing payroll schedule, beginning immediately after the expiration of the maximum review and revocation period provided for in the separation agreement and release under applicable law, if any, or as soon as administratively practicable thereafter in the Company’s sole discretion, but not earlier than the sixtieth (60th) day following execution and delivery of said release.

e.     You shall have the option to terminate this Agreement and your employment hereunder, provided that you provide Gyrodyne with at least sixty (60) days prior written notice of such resignation (the “Notice of Resignation”). In such event, you shall be paid the pro rata share of your Base Salary through the date of termination, and any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. Your duties and your obligations to Gyrodyne will continue, and you shall cooperate in the transition of your responsibilities through the date of termination set forth in the Notice of Resignation. Notwithstanding the foregoing, Gyrodyne shall have the right, in its sole and absolute discretion, to terminate your employment on a date earlier than that provided in the Notice of Resignation; provided that so long as such termination is not for “Cause,” you shall be paid the pro rata share of your Base Salary through the expiration of the sixty (60)-day period following Gyrodyne’s receipt of the Notice of Resignation, and any unreimbursed expenses properly incurred prior to the last day of work, but shall have no further entitlement to compensation or other remuneration whatsoever. Your duties and your obligations to Gyrodyne will continue, and you shall cooperate in the transition of your responsibilities through the date of termination set forth in the Notice of Resignation.

f.     Immediately upon your termination of service with Gyrodyne, you shall deliver to the Company all tangible property belonging, leased or licensed to Gyrodyne in your possession, including, without limitation, telephones, facsimile machines, computers and credit cards, as well as any and all copies of data and information including, without limitation, all confidential information, trade secrets, documents, correspondence, notebooks, reports, computer programs, names of all employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the Company’s business in any way obtained by you during the period of your employment with Gyrodyne.

5.            Indemnification. The terms of the Indemnification Agreement dated February 8, 2013 between the Company and you are hereby incorporated by reference in their entirety and made a part hereof, a copy of which is attached as Exhibit A to this Agreement.

6.             Section 409A Compliance. The parties hereto hereby acknowledge and agree that:

a.     This Agreement is intended to comply with Section 409A, or exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation pay provided under this Agreement is intended to be exempt from Section 409A under the “separation pay exception,” to the maximum extent applicable. Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A, to avoid the application of Section 409A to amounts payable hereunder, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment after the end of the six-month period. If you die during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

b.     All separation payments to be made upon a termination of service under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements, including, without limitation, for attorneys’ fees or expenses, indemnification, either directly or indirectly through the provision of insurance, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), advancement for expenses in connection with any Proceeding, and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to avoid the application of Section 409A to such amounts, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, any right of Gyrodyne to offset or otherwise reduce any sums that may be due or become payable by the Company to you or for your account by any overpayment to, or indebtedness of you shall be subject to limitations imposed by Section 409A.

7.            Confidential Information. During the Term of this Agreement or at any time thereafter, you shall not divulge, communicate, or use to the detriment of Gyrodyne or any other person, firm, or entity, confidential information or trade secrets relating to Gyrodyne, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), financial information, market analysis, acquisition terms and conditions, personnel information, know-how, customer lists and relationships, supplier lists and relationships, or other non-public proprietary and confidential information relating to Gyrodyne. The foregoing confidentiality agreement shall not apply if the communication or use (i) is required in the course of performing your duties as an employee of Gyrodyne, (ii) is made with the Board’s written consent, (iii) relates to information that is or becomes generally known by the public other than as a result of a breach of this Agreement by you, or (iv) is required to be disclosed by law or judicial or administrative process; provided, that, in the case of clause (iv), you provide Gyrodyne with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that Gyrodyne may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Agreement, and you shall provide such cooperation with respect to obtaining a protective order or other remedy as Gyrodyne shall reasonably request, which cooperation shall be at Gyrodyne’s sole cost and expense. If a protective order or other remedy is not obtained, or if Gyrodyne is required to waive compliance with the provisions hereof, you will furnish only that portion of such confidential information or trade secrets which, as it is advised in a written opinion by its counsel, it is legally required to furnish.

8.            Non-Disparagement.

a.     During the Term of this Agreement or at any time thereafter, you shall not disparage, defame, or discredit any member or employee of Gyrodyne or engage in any activity which would have the effect of disparaging, defaming, or discrediting the Company, or its members, affiliates, officers, directors, employees or agents in their respective capacities as members, affiliates, officers, directors, employees or agents, or otherwise, in any way, except for truthful testimony in a judicial proceeding. Moreover, during the Term of this Agreement or at any time thereafter, you shall not make or publish any statement (in verbal, written, electronic or any other form), or instigate, assist or participate in the making or publication of any statement (in verbal, written, electronic or any other form), which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (i) Gyrodyne; (ii) any of Gyrodyne’s products, services, affairs, or operations; or (iii) any of Gyrodyne’s past or present officers, directors, employees or agents. Finally, between the date of this Agreement and a Change in Control, you will oversee the operations of the business of Gyrodyne pursuant to this Agreement, in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use your commercially reasonable best efforts to preserve Gyrodyne’s business organization and the continued operation of the business of Gyrodyne with its customers, suppliers and others having business relations with Gyrodyne.

b.     During the Term of this Agreement or at any time thereafter, Gyrodyne shall not disparage, defame, or discredit you or engage in any activity which would have the effect of disparaging, defaming, or discrediting you in any way, except for truthful testimony in a judicial proceeding. Moreover, during the Term of this Agreement or at any time thereafter, Gyrodyne shall not make or publish any statement (in verbal, written, electronic or any other form), or instigate, assist or participate in the making or publication of any statement (in verbal, written, electronic or any other form), which would libel, slander or disparage you (whether or not such disparagement legally constitutes libel or slander) or expose you to hatred, contempt or ridicule.

9.            Acknowledgement. You acknowledge and agree that the restrictions contained herein are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill, and business of Gyrodyne; that Gyrodyne would not have entered into this Agreement or provided certain benefits under this Agreement in the absence of such restrictions; and that irreparable injury will be suffered by Gyrodyne should you breach any of the provisions set forth in Sections 7 and 8 hereof. You further represent and acknowledge that (i) you have been advised by Gyrodyne to consult your own legal counsel with respect to this Agreement; and (ii) you have had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with your legal counsel.

10.          Representations. You represent and warrant to Gyrodyne that you are not under any contractual commitment or obligation prohibiting or limiting your performance of services for Gyrodyne or inconsistent with your obligations set forth in this Agreement.

11.          Severability. If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.

12.          No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.          Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Gyrodyne, its successors, and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon you and your executors, administrators, and heirs.

14.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict or choice of law provisions that would defer to the substantive laws of another jurisdiction. The parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of federal, state and local courts, as applicable, in the County of Suffolk.

15.          No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest, or remedy for the benefit of any person other than as otherwise provided in this Agreement.

16.          Withholding Taxes. Gyrodyne may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

17.          Notice. All notices, demands, requests or other communications which may be or are required to be given by any party to any party pursuant to this Agreement shall be sufficient if in writing, and if either personally delivered or sent by overnight mail or registered or certified mail, return receipt requested, to your residence (in the case of you), or to the Chairman of the Board at 102 Flowerfield, St. James, New York 11780, with a copy to P.L. Lamb, Esq., at Lamb & Barnosky, LLP, 534 Broadhollow Road, Suite 210, Melville, New York 11747-9034 (in the case of the Company).

18.          Cooperation. You shall provide your reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment hereunder. Gyrodyne shall provide for reimbursement of reasonable expenses incurred in this regard. This provision shall survive any termination of this Agreement.

19.          Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes and replaces any and all prior employment or other agreements, negotiations, or understandings of any kind with respect to the subject matter hereof, including, without limitation, that certain “Offer Letter” between Gyrodyne and you dated October 21, 2009, which is terminated and is of no further force or effect, and including, without limitation, the “Severance Benefits” provision contained in paragraph “8” thereof, which is terminated and is of no further force or effect. Any representation, premise, or condition, whether written or oral, not specifically incorporated herein, shall have no binding effect upon the parties.

20.           Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

21.           Amendments. No modification, termination, or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

22.           Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

If this letter accurately reflects your understanding of our agreement, please indicate your acceptance of the terms set forth above by signing your name in the space below and return one fully-executed copy of this letter to me by May 17, 2013. Thank you.

Sincerely,

GYRODYNE COMPANY OF AMERICA, INC.

	By:	/s/ Paul L. Lamb
Paul L. Lamb, Chairman of the Board

AGREED TO AND ACCEPTED:

/s/ Gary J. Fitlin	Date:	5/17/13
Gary J. Fitlin